EXHIBIT 99.1

Apyx Medical Corporation Reports Preliminary Full Year and Fourth Quarter 2018 Revenue Results
Advanced Energy Sales of approximately $4.4 to $4.5 million in Q4, up 43% to 47% year-over-year

CLEARWATER, FL - JANUARY 7, 2019 - Apyx Medical Corporation, formerly Bovie Medical Corporation, (NASDAQ:APYX) (the “Company”), a maker of medical devices and supplies and the developer of J-Plasma®, a patented surgical product marketed and sold under the Renuvion™ Cosmetic Technology brand in the cosmetic surgery market, today reported preliminary revenue results for the full year and fourth quarter ended December 31, 2018.

Preliminary Full Year 2018 Revenue Summary:

•	Total revenue from continuing operations in a range of approximately $16.7 to $16.9 million, up approximately 63% to 65% year-over-year.

•	Advanced Energy revenue in a range of approximately $13.1 to $13.3 million, up approximately 72% to 74% year-over-year, driven by strong Renuvion sales.

•	OEM revenue in a range of approximately $3.5 to $3.6 million, up approximately 36% to 39% year-over-year.

Preliminary Fourth Quarter 2018 Revenue Summary:

•	Total Q4 revenue from continuing operations in a range of approximately $5.9 to $6.1 million, up approximately 61% to 67% year-over-year.

•	Advanced Energy revenue of approximately $4.4 to $4.5 million, up approximately 43% to 47% year-over-year, driven by strong Renuvion sales.

•	OEM revenue of approximately $1.5 to $1.6 million, up approximately 163% to 178% year-over-year.

Management Comments:

“Our fourth quarter revenue results exceeded the high-end of our guidance range and reflects the continued success we are having in commercializing our J-Plasma technology under the RenuvionTM brand in the cosmetic surgery market,” said Charlie Goodwin, President and Chief Executive Officer. “Our strategic focus has resulted in Advanced Energy sales growth of more than 72% in 2018 and we are experiencing a growing awareness of our differentiated technology in the U.S. cosmetic surgery market as more and more clinicians appreciate Renuvion’s unique ability to manage heat which allows for improved tissue effect and treatment time.

Mr. Goodwin continued: “The outlook for 2019 is very positive for Apyx Medical; we are investing in our selling infrastructure to maximize the opportunity to gain share in the U.S. cosmetic surgery market with our disruptive technology, and we achieved another milestone near the end of the fourth quarter with the announcement of a 510(k) submission requesting clearance for a new clinical indication to market and sell our Renuvion Cosmetic Technology for dermal resurfacing procedures. We have a strong balance sheet and a focused plan to encourage broad-based adoption of Renuvion, which we believe ultimately achieves strong, sustained and profitable growth for the benefit of our stockholders.”

Investor Relations Contact:

Westwicke Partners on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
443-213-0500
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation (formerly Bovie Medical Corporation) is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for its innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to the physicians and patients it serves. The company’s Helium Plasma Technology is marketed and sold as RenuvionTM in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion offers plastic surgeons, fascial plastic surgeons and cosmetic physicians a unique ability to provide controlled heat to the tissue to achieve their desired results. The J-Plasma system allows surgeons to operate with a high level of precision and virtually eliminating unintended tissue trauma. The Company also leverages its deep expertise and decades of experience in unique waveforms through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2018 and subsequent Form 10-Q filings. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

This press release includes Apyx Medical’s preliminary revenue results for the quarter and year ended December 31, 2018. Apyx Medical is currently in the process of finalizing its full financial results for the quarter and year ended December 31, 2018, and the preliminary revenue results presented in this press release are based only upon preliminary information available to Apyx Medical as of January 7, 2019. Apyx Medical’s preliminary revenue results should not be viewed as a substitute for full interim and year-end audited financial statements prepared in accordance with U.S. GAAP, and undue reliance should not be placed thereon. In addition, Apyx Medical’s independent registered public accounting firm has not reviewed the preliminary revenue results included in this press release or expressed any opinion or other form of assurance on such preliminary revenue results. Items or events may be identified or occur after the date hereof due to the completion of operational and financial closing procedures, final adjustments and other developments may arise that would require Apyx Medical to make material adjustments to the preliminary revenue results included in this press release. Therefore, the preliminary revenue results included in this press release may differ from the revenue results that will be reflected in Apyx Medical’s complete condensed consolidated financial statements for the three months and year ended December 31, 2018.

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